Exhibit 99.2

For Immediate Release

U.S. ENERGY CORP. PROVIDES CORPORATE UPDATE

U.S. ENERGY CORP. CONTINUES TO EXECUTE ON ITS PREVIOUSLY STATED BUSINESS PLAN TO TRANSFORM THE COMPANY AND FOCUS ON OIL AND GAS AS THE PRIMARY BUSINESS.

DENVER, CO – February 12, 2016 - U.S. Energy Corp. (NASDAQ: USEG) a Wyoming corporation, entered into an Acquisition Agreement with Mt. Emmons Mining Company (MEM), a subsidiary of Freeport-McMoRan Inc., whereby MEM acquired the Company’s Mt. Emmons mine site located in Gunnison County, Colorado, including the Keystone Mine, a related water treatment plant and other related properties. Under the Acquisition Agreement, MEM will replace the Company as the owner and permittee of the water treatment plant, the associated mining assets and will discharge the obligation of the Company to operate the water treatment plant upon closing. Concurrent with entry into the Acquisition Agreement, and as additional consideration for MEM to accept transfer of the properties, including the water treatment plant, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement, pursuant to which the Company issued 50,000 shares of newly designated convertible preferred stock with a cumulative noncash dividend to MEM.

The transaction is a continuation of the transformation of U.S. Energy Corp. to solely focus on its ongoing oil and gas business. Previously, U.S. Energy Corp. announced a restructuring of the company by reducing its overhead costs significantly, moving the corporate headquarters to Denver for better access to financial services and to improve access to oil and gas deal flow. U.S. Energy Corp. intends to migrate from a traditionally non-operator of oil and gas assets to an oil and gas operating company going forward.

With the divestiture of the Mount Emmons Mining operations, U.S. Energy Corp. will have eliminated its mining related operating costs of approximately $3 million per year, a portion of which relates to operation of the water treatment plant. Coupled with the overhead reduction of $4 million at year end 2015, approximately $7 million savings can be realized on an annualized basis. The reductions have been implemented to support the ongoing business plan of U.S. Energy Corp. during this industry downturn and low commodity price environment.

The company intends to focus on securing appropriate financial funding to replace its current Reserve Based Lender along with adding growth capital for potential oil and gas asset acquisitions. U.S. Energy Corp. primarily owns interests in oil and gas assets in the Williston Basin of North Dakota and South Texas Eagle Ford Trend. The Company intends to evaluate properties in a variety of basins where it has operating expertise.

Further, to address the stock listing compliance issue the Company has entered into a continued listing agreement with NASDAQ through June 2016.

Mr. David Veltri, Chief Executive Officer, stated “This transaction will end our mining activities and together with the earlier reductions and savings will position U.S. Energy Corp.to execute our strategy to transform the company to profitability and to grow our oil and gas assets during 2016 and beyond.”

Disclosure Regarding Forward- Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions. Forward looking statements in this release relate to, among other things, U.S. Energy's expected future plans, including plans to reduce costs, transition to an operating model and execute on its strategic plan, potential future financing transactions and future growth. There is no assurance that any additional financing or other opportunities will be available. The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2014) all of which are incorporated herein by reference. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For Further Information, please contact:

David Veltri

CEO and President

U.S. Energy Corp.

303 993 3200

David@usnrg.com